Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Standard Pacific Corp. and to the incorporation by reference therein of our report dated January 27, 2004, with respect to the consolidated financial statements of Standard Pacific Corp. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Irvine, California

March 15, 2004